SECRETARY OF STATE
                     [THE GREAT SEAL OF THE STATE OF NEVADA]

                                CORPORATE CHARTER


I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that MERLIN SOFTWARE TECHNOLOGIES INTERNATIONAL INC, (FORMERLY:
AUSTIN LAND & DEVELOPMENT, INC.) did on AUGUST 30 1995, file in this office the original Articles of Incorporation; that said Articles are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Carson City, Nevada, on March 27, 2000.

     [DEAN  HELLER]
     SECRETARY  OF  STATE

     By  [------------------]
          Certification  Clerk